COCA-COLA ENTERPRISES INC.                                              NEWS RELEASE

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                       (770) 989-3023

                     Margaret Carton - Institutional-Investor Relations

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                     Helene Krupp - Share-Owner Relations

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FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.

Board Elects Four Senior Vice Presidents

ATLANTA, December 14, 1999 -- The Coca-Cola Enterprises Board of Directors today elected John H. Downs, Jr., Patrick J. Mannelly, Vicki R. Palmer, and John R. Parker, Jr. to the position of corporate senior vice president. In addition, Ms. Palmer has been named special assistant to the chief executive officer.

"These appointments not only reflect the talents of each individual, but they also demonstrate the depth of the management team at Coca-Cola Enterprises," said Summerfield K. Johnston, Jr., chairman of the board of Coca-Cola Enterprises. "Each of these individuals serves our Company with a combination of strong skills and solid experience in the beverage industry and in their respective fields."

Ms. Palmer, currently vice president and treasurer, has been elected senior vice president, treasurer, and special assistant to the chief executive officer. As special assistant to the CEO, Ms. Palmer will provide guidance and leadership with corporate affairs and assist in establishing the strategic direction of the Company's organizational development efforts. She will continue her role as treasurer, where her primary responsibilities include management of the Company's $11 billion multi-currency debt portfolio, its $3 billion pension plan and 401(k) plan investments, as well as currency management and global cash management.

Mr. Downs has been elected senior vice president, public affairs. He has served Coca-Cola Enterprises as vice president, public affairs since 1989. In his position, Mr. Downs will continue to manage the Company's governmental relations, media relations, community relations, and consumer affairs efforts throughout North America and Europe. Mr. Downs began his career in the Coca-Cola system in 1986 with The Mid-Atlantic Coca-Cola Bottling Company as vice president, administration and public affairs. In 1987, he was promoted to vice president, public affairs, for Coca-Cola Enterprises North Group.

Mr. Mannelly has been elected senior vice president and chief financial officer. He was named corporate vice president, finance and administration in December 1998, and was named chief financial officer in April 1999. Mr. Mannelly joined Coca-Cola Enterprises in 1992 after several years with the Johnston Coca-Cola Bottling Group, Inc. and The Coca-Cola Company. Since that time, he has held positions of increasing responsibility, including chief financial officer for the Company's Western North America Group, general manager for the Southern California Division, and vice president in the Company's Eastern North America Group.

Mr. Parker has been elected senior vice president and general counsel. He was named vice president in April 1999, and became general counsel July 1, 1999. Mr. Parker joined Coca-Cola Enterprises in 1996 as general counsel for the Company's European Group. In 1995, he served as division counsel for the Nordic and Northern Eurasia Division for The Coca-Cola Company. From 1993 until 1995, he was vice president and general counsel of The Coca-Cola Bottling Company of New York, Inc. Prior to that, Mr. Parker held various legal positions with The Coca-Cola Company.

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 74 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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